CONVERA(R) REPORTS FOURTH QUARTER AND FISCAL YEAR 2007 RESULTS; SIGNED THREE AGREEMENTS FOR SEVEN VERTICAL SITES

Vienna, Va., March 14, 2007 -- Convera Corporation (NASDAQ: CNVR), www.convera.com, a leading provider of search technologies for professionals, today announced financial results for the three-month period and fiscal year (fiscal year 2007) ended January 31, 2007.

Revenue for the fourth quarter of fiscal 2007 totaled $2.8 million, a 24% decrease from the comparable period of fiscal 2006, while full-year revenue totaled $16.7 million versus $21.0 million for the prior fiscal year period.

Revenue for the RetrievalWare enterprise search product offering in the fourth quarter of fiscal 2007 totaled $2.6 million as compared to $3.6 million for the comparable period of fiscal 2006. Revenue for the Excalibur web search product for the fourth quarter totaled $117,000 as compared to $20,000 in the prior fiscal year. Full year revenue for RetrievalWare totaled $16.4 million as compared to $21.0 million for the comparable full year period. Full year revenue for Excalibur totaled approximately $270,000 as compared to $20,000 in the comparable full year period.

Expenses for the three month period ended January 31, 2007 totaled $13.1 million, which compares to $13.1 million for the year-ago quarter, while full-year expenses totaled $63.8 million representing a 78% increase from the $35.9 million as reported for the prior fiscal year period.

Expenses for the fiscal year ended January 31, 2007 includes $20.4 million of non-cash charges, including; $6.8 million in stock compensation expense related to the Company's adoption of FAS 123(R) and the Company's deferred stock plan expense, $6.4 million writedown of capitalized software development costs and related hosting assets on the Excalibur product offering to fair value, depreciation of $3.7 million and the amortization of capitalized software development costs of $3.0 million.

Non cash charges included in expenses for the prior full fiscal period were approximately $5.7 million, including; approximately $1.0 million in amortization of capitalized software development costs,$2.9 million of depreciation and $1.6 million of deferred stock plan expense. Additionally, expenses for the full year of fiscal 2006 were reduced on a net basis by $7.1 million for the capitalization of software development costs.

The net loss for the quarter ended January 31, 2007 was $9.7 million or $0.18 per share, compared to a net loss of $9.3 million, or $0.20 per share, for the comparable quarter of fiscal 2006. The net loss for the fiscal year ended January 31, 2007 was $44.8 million, or $0.86 per share, compared to a net loss of $14.3 million, or $0.33 per share for the fiscal year ended January 31, 2006.

The impact of the Company's pending restatement of the financial statements contained in its Form 10-Q for the three months and nine months ended October 31, 2006 is reflected in the full year amounts reported above.

These results reflect the Company's continuing transition from a pure enterprise search software concern to a more diverse search provider offering a professional grade Web-based search technology through its Excalibur solution.

During the fourth quarter the Company signed contracts to provide professional search under its Excalibur product offering to the websites of seven publications. The Company completed implementation and began providing professional search services for four websites during the fourth quarter and, as of January 31, 2007, is providing services to the websites of five publications.

The Company commenced an initiative to separate its RetrievalWare enterprise search product and the Excalibur web search product into separate lines of business in February 2007 to improve visibility over each both businesses and find opportunities to accelerate revenue growth and to reduce expenses for each of these businesses in fiscal 2008.

Cash and cash equivalents as of January 31, 2007 totaled $47.4 million, this compares to $37.7 million as of January 31, 2006.

"This past year was one of transition," stated Pat Condo, president and chief executive officer of Convera." Following the launch of the Excalibur service offering in the business to business publisher market, much of Management's attention has been on the acquisition of new publishing customers. To date we have 5 of the top 10 Business publishers using Excalibur. This focus has also contributed to the decline of our enterprise search business during the past year. However, we have separated the Company into two business units and streamlined the expenses which could enable the enterprise business to be profitable and accelerate the progress we are making in the vertical search business as well."

The attached financial information compares the results of operations for the three-month and twelve-month periods ended January 31, 2007 to the same periods in 2006 and the balance sheet as of January 31, 2007 to the balance sheet as of January 31, 2006.

About Convera(R)

Convera(R) is a leading provider of search technologies for professional workers. Convera has developed a unified product platform that makes sense of vast amounts of information--wherever it resides--across multiple data formats, languages and meanings. Based on proprietary technologies that extract relevant results from public and private data, Convera enables professionals to quickly retrieve exactly the information essential for action. The Convera search platform is delivered as a hosted service, software or a bundled hardware and software package. Thousands of government and business professionals in 40 countries rely on Convera search solutions to power a broad range of mission critical applications.

This release, including any statements from Convera personnel, contains statements about Convera's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; the ability to continue funding operating losses; fluctuations in operating results including impacts from reduced corporate IT spending and lengthier sales cycles; continued success in technological advances and development including the TrueKnowledge Platform
(TM); possible disruption in commercial activities caused by terrorist activity and armed conflict, such as changes in logistics and security arrangements; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's reports to the Securities and Exchange Commission. Actual results may differ materially from our expectations as the result of these and other important factors relating to Convera's business and product development efforts, which are further described in Convera's filings with the SEC. These filings can be obtained from the SEC's website located at www.sec.gov. Any forward-looking statements are based on information available to Convera on the date of this release, and Convera assumes no obligation to update such statements. "The Convera design logo and the following are trademarks of Convera in the United States and other countries: Convera(R), the Convera design logo, Screening Room(R), RetrievalWare(R), Excalibur(TM), Govmine(TM), baseRelevance(TM), TrueKnowledge Platform(TM), TrueB2B(TM), TrueKnowledge for Enterprise(TM), TrueKnowledge for Discovery(TM), TrueKnowledge for Web(TM), and Knewworld(TM)."


The condensed consolidated statements of operations and balance sheets for the Company appear below and are presented in accordance with accounting principles generally accepted in the United States. All amounts, except per share amounts, are expressed in thousands of U.S. dollars.


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                                               Three Months Ended                        Twelve Months Ended
                                                   January 31.                                January 31,
                                              2007                2006                  2007                 2006
                                           ----------          ----------            ----------           ----------
                                           (unaudited)         (unaudited)           (unaudited)
Revenues:
   License                                    $  768            $  1,242              $  7,629            $  10,573
   Services                                      297                 433                 1,558                2,379
   Maintenance                                 1,574               1,918                 7,215                8,036
   Excalibur hosted services                     117                  20                   269                   20
                                           ----------          ----------            ----------           ----------
Total Revenue                               $  2,756            $  3,613             $  16,671            $  21,008
                                           ----------          ----------            ----------           ----------
Expenses:
Cost of revenues:
   License                                       345                 421                 1,679                1,383
   Services                                    2,472               2,375                 9,712                4,903
   Maintenance                                   322                 218                 1,205                  981
Sales and marketing                            2,679               1,783                11,506                8,190
Research and product development               3,606               4,023                15,044                8,346
General and administrative                     3,671               3,317                15,168               11,113
Restructuring charge                               -                   -                     -                  (57)
Amortization of capitalized software
   development costs                               -               1,012                 3,045                1,012
Impairment of capitalized software
   development costs and fixed
   assets                                          -                   -                 6,407                    -
                                           ----------          ----------            ----------           ----------
Total Expense                                 13,095              13,149                63,766               35,871
                                           ----------          ----------            ----------           ----------

Operating loss                               (10,339)             (9,536)              (47,095)             (14,863)

Interest income (expense), net                   602                 260                 2,267                  602
                                           ----------          ----------            ----------           ----------

Net loss                                   $  (9,737)          $  (9,276)           $  (44,828)          $  (14,261)
                                           ==========          ==========            ==========           ==========

Earnings per share- basic & diluted         $  (0.18)           $  (0.20)             $  (0.86)            $  (0.33)
                                           ==========          ==========            ==========           ==========

Weighted average number of common
   shares outstanding - basic and
   diluted                                    52,810              46,876                52,222               43,089
                                           ==========          ==========            ==========           ==========

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ASSETS
                                                             January 31, 2007                 January 31, 2006
                                                             ----------------                 ----------------
                                                               (unaudited)

Current Assets:

   Cash and cash equivalents                                        $  47,433                        $  37,741
   Restricted cash                                                         71                               71
   Accounts receivable, net                                             3,023                            4,364
   Prepaid expenses and other                                           1,762                            2,396
                                                             ----------------                 ----------------
     Total current assets                                              52,289                           44,572

Equipment and leasehold improvements, net                               3,928                            9,152
Other assets                                                              761                              819
Capitalized software development costs, net                                 -                            7,102
Goodwill and other intangible assets                                    2,303                            2,572
                                                             ----------------                 ----------------
     Total assets                                                   $  59,281                        $  64,217
                                                             ================                 ================

Liabilities and Shareholders' Equity
Current Liabilities

Accounts payable                                                     $  1,837                         $  1,367
Accrued expenses                                                        2,680                            2,680
Deferred revenues                                                       3,446                            3,931
Current maturities of long-term debt                                        -                            1,283
                                                             ----------------                 ----------------
     Total current liabilities                                          7,963                            9,261

Other long-term liability                                                   -                            3,717
Deferred revenues - long term                                             221                              398
                                                             ----------------                 ----------------
     Total liabilities                                                  8,184                           13,376

Shareholders' Equity                                                   51,097                           50,841
                                                             ----------------                 ----------------
     Total liabilities and shareholders' equity                     $  59,281                        $  64,217
                                                             ================                 ================

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    Contact:
    Matthew Jones
    Chief Financial Officer
    703.761.3700
    mjones@convera.com